Exhibit 3.1.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF INTERACTIVE STRENGTH INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Interactive Strength Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Interactive Strength Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on May 8, 2017.

2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is Interactive Strength Inc. (the “Corporation”).

SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 8 The Green, Suite R, Dover, Delaware 19901, County of Kent; and the, name of the registered agent of the Corporation in the State of Delaware is Resident Agents, Inc.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in, any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (a) 369,950,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (b) 194,135,415 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”). As of the effective date of this Amended and Restated Certificate of Incorporation (the “Restated Certificate”) (i) 288,600,000 shares of the authorized Common Stock of the Corporation are hereby designated “Class A Common Stock,” (ii) 81,350,000 shares of the authorized Common Stock of the Corporation are hereby designated “Class B Common Stock,” (iii) 1,133,701 shares of the authorized Preferred Stock shall be designed “Series Seed Preferred Stock,’’ (iv) 359,375 shares of the authorized Preferred Stock shall be designated “Series Seed-1 Preferred Stock,” (v) 250,000 shares of the authorized Preferred Stock shall be designated “Series Seed-2 Preferred Stock,” (vi) 37,313 shares of the authorized Preferred Stock shall be designated “Series Seed-3 Preferred Stock,” (vii) 21,131 shares of the authorized Preferred Stock shall be designated “Series Seed-4 Preferred Stock,” (viii) 512,425 shares of the authorized Preferred Stock shall be designated “Series Seed-5 Preferred Stock,” (ix) 122,500 shares of the authorized Preferred Stock shall be designated “Series Seed-6 Preferred Stock,” (x) 257,797 shares of the authorized Preferred Stock shall be designated “Series Seed-7 Preferred Stock,” (xi) 665,588 shares of the authorized Preferred Stock shall be designated “Series Seed-8 Preferred Stock,” (xii) 2,775,210 shares of the authorized Preferred Stock shall be designated ‘‘Series Seed-9 Preferred Stock,” (xiii) 327,218 shares of the authorized Preferred Stock shall be designated “Series Seed-10 Preferred Stock,” (xiv) 13,006,028 shares of the authorized Preferred Stock shall be designated “Series A Preferred Stock,” (xv) 1,531,734 shares of the authorized Preferred Stock shall be designated “Series A-1 Preferred Stock,” and (xvi) 173,135,395 shares of the authorized Preferred Stock shall be designated “Series A-2 Preferred Stock.” The shares of Series Seed Preferred Stock, Series Seed-1 Preferred Stock, Series Seed-2 Preferred Stock, Series Seed-3 Preferred Stock, Series Seed-4 Preferred Stock, Series Seed-5- Preferred Stock, Series Seed-6 Preferred Stock, Series Seed-7 Preferred Stock, Series Seed-8 Preferred Stock, Series Seed-9 Preferred Stock and Series Seed-10 Preferred Stock are collectively referred to as the “Series Seed Preferred” and the shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock are collectively referred to as the “Series A Preferred.”

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of Preferred Stock.

2. Voting. The holders of Class A Common Stock are entitled to one vote for each share of Class A Common Stock held at all meetings of stockholders (and written actions in lieu of meetings), provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law. The holders of Class B Common Stock shall have no right to vote any shares of Class B Common Stock, including without limitation with respect to election of directors, except as required by law, but shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Unless required by law, there shall be no cumulative voting on any matters, including with respect to election of directors. The number of authorized shares of Common Stock (or any class thereof) may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Restated Certificate) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law and without a separate class vote of the holders of the Common Stock (or any class thereof).

B. PREFERRED STOCK

The Preferred Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1. Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Restated Certificate) the holders of the Series A Preferred then outstanding shall first receive aggregate dividends equal to the Series A Liquidation Preference Amount (the “Series A Dividend Preference Amount”). Following the payment of dividends equal to the Series A Dividend Preference Amount to the holders of Series A Preferred, the Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation unless (in addition to the obtaining of any consents required elsewhere in this Restated Certificate) the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the applicable Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend. Such dividends shall be non-cumulative. “Original Issue Price” shall mean (i) with respect to the Series Seed Preferred Stock, $2.00 per share, (ii) with respect to the Series Seed-1 Preferred Stock, the original purchase price of such stock, as determined by the Corporation’s Board of Directors (the “Board”) in the Unanimous Written Consent of the Board of Directors dated as of August 2, 2018, (iii) with respect to the Series Seed-2 Preferred Stock, $0.40 per share, (iv) with respect to the Series Seed-3 Preferred Stock, $0.67 per share, (v) with respect to the Series

Seed-4 Preferred Stock, $1.18 per share, (vi) with respect to the Series Seed-5 Preferred Stock, $1.89 per share, (vii) with respect to the Series Seed-6 Preferred Stock, $2.00 per share, (viii) with respect to the Series Seed-7 Preferred Stock, $2.37 per share, (ix) with respect to the Series Seed-8 Preferred Stock, $2.78 per share, (x) with respect to the Series Seed-9 Preferred Stock, $2.62 per share, (xi) with respect to the Series Seed-10 Preferred Stock, $3.27 per share, (xii) with respect to the Series A Preferred Stock, $3.27 per share, (xiii) with respect to the Series A-1 Preferred Stock, $2.62 per share and (xiv) with respect to the Series A-2 Preferred Stock, $0.3178 per share, in each case, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such series of Preferred Stock.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Preferential Payments to Holders of Series A-2 Preferred. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, as defined in Section 2.4 below, the holders of shares of Series A-2 Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Series A Preferred Stock, Series A-1 Preferred Stock, Series Seed Preferred or Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (a) the Original Issue Price of the Series A-2 Preferred Stock, together with any dividends declared but unpaid thereon, or (b) such amount per share as would have been payable had all shares of the Series A-2 Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A-2 Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Series A-2 Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The amount which a holder of a share of Series A-2 Preferred Stock is entitled to receive under this Subsection 2.1 is hereinafter referred to as the “Series A-2 Liquidation Preference Amount.”

2.2 Preferential Payments to Holders of Series A Preferred Stock and Series A-l Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment in full of all Series A-2 Liquidation Preference Amount required to be paid to the holders of shares of Series A-2 Preferred Stock, the holders of shares of Series A Preferred Stock and Series A-1 Preferred Stock (collectively, the “Junior Series A Preferred”) then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Series Seed Preferred or Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (a) (i) with respect to the Series A Preferred Stock, 1.25 times the Original Issue Price of the Series A Preferred Stock, and (ii) with respect to the Series A-1 Preferred Stock, the Original

Issue Price of the Series A-1 Preferred Stock, in each case, together with any dividends declared but unpaid thereon, or (b) such amount per share as would have been payable had all shares of the applicable series of Junior Series A Preferred been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Junior Series A Preferred the full amount to which they shall be entitled under this Subsection 2.2, the holders of shares of Junior Series A Preferred shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The amount which a holder of a share of Junior Series A Preferred is entitled to receive under this Subsection 2.2 is hereinafter referred to as the “Junior Series A Liquidation Preference Amount” and the Series A-2 Liquidation Preference Amount and the Junior Series A Liquidation Preference Amount are collectively referred to as the “Series A Liquidation Preference Amount.”

2.3 Preferential Payments to Holders of Series Seed Preferred. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment in full of all Series A Liquidation Preference Amounts required to be paid to the holders of shares of Series A Preferred, the holders of shares of Series Seed Preferred then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (a) the Original Issue Price of such series of Series Seed Preferred, or (b) such amount per share as would have been payable had all shares of the applicable series of Series Seed Preferred been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series Seed Preferred the full amount to which they shall be entitled under this Subsection 2.3, the holders of shares of Series Seed Preferred shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The amount which a holder of a share of Series Seed Preferred is entitled to receive under this Subsection 2.3 is hereinafter referred to as the “Series Seed Liquidation Preference Amount.”

2.4 Distribution of Remaining Assets. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment in full of the Series A Liquidation Preference Amount and the Series Seed Liquidation Preference Amount to the holders of Preferred Stock pursuant to Subsections 2.1, 2.2 and 2.3, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Common Stock, pro rata based on the number of shares held by each such holder.

2.5 Deemed Liquidation Events.

2.5.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event”: (a) a merger or consolidation in which (i) the Corporation is a constituent party; or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation, that constitutes the effective disposition of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.5.2 Effecting a Deemed Liquidation Event. The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.5.1 unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement’’) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1, 2.2, 2.3 and 2.4.

2.5.3 Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such Deemed Liquidation Event shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board.

2.5.4 Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Subsection 2.5.l(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1, 2.2, 2.3 and 2.4 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1, 2.2, 2.3 and 2.4 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Subsection 2.5.4, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

2.5.5 Allocation of Cash Consideration. In the event of a Deemed Liquidation Event, if the consideration or other assets payable to the stockholders of the Corporation consist of a combination of cash and one or more other forms of assets, the portion of such assets that consists of cash (the “Cash Portion”) shall, unless otherwise agreed in writing by (i) Apeiron Investment Group Ltd (“Apeiron”) for so long as Apeiron and its Affiliates (as defined below) continue to hold at least 8,320,000 shares of Series A-2 Preferred Stock (or Common Stock issued upon conversion thereof) (as adjusted for any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A-2 Preferred Stock), (the “Requisite Holder”) and (ii) Ritastar Limited (“Ritastar”) for so long as Ritastar continues to hold at least 4,390,000 shares of Series A Preferred Stock (or Common Stock issued upon conversion thereof) (as adjusted for any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock), be allocated and distributed to the stockholders in the following priority: (a) first, to satisfy the Series A-2 Preferred Liquidation Preference Amount pursuant to Subsection 2.1 (to the maximum extent of the available Cash Proceeds), (b) second, to satisfy the Junior Series A Preferred Liquidation Preference Amount pursuant to Subsection 2.2 (to the maximum extent of the available Cash Proceeds), (c) third, to satisfy the Series Seed Liquidation Preference Amount pursuant to Subsection 2.3 (to the maximum extent of the available Cash Proceeds), and (d) fourth, any remaining Cash Proceeds and other forms of assets shall be allocated ratably among the holders of Common Stock pursuant to Subsection 2.4. “Affiliate” has the meaning ascribed to it in Rule 144 promulgated under the Securities Act; provided that with respect to Apeiron, “Affiliate” shall also include Forme Co-Invest I, L.P., Vauban Nominees Limited, acting as Trustee for the LAUB Ventures (Forme) Trust and any other Apeiron sponsored co-investment entities.

2.5 .6. Redemption.

(a) In the event of a Deemed Liquidation Event referred to in Subsections 2.4.1(a)(ii) or 2.4.l(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (ii) if the Requisite Holder so requests in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share equal to the applicable Series A Preferred Liquidation Amount and Series Seed Preferred Liquidation Amount, as applicable. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall (w) first, redeem a pro rata portion of each holder’s shares of Series A-2 Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under the General Corporation Law governing distributions to stockholders, (x) second, redeem a pro rata portion of each holder’s shares of Junior Series A Preferred to the fullest extent of such Available Proceeds remaining after clause (w), based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under the General Corporation Law governing distributions to stockholders, (y) third, redeem a pro rata portion of each holder’s shares of Series Seed Preferred to the fullest extent of such Available Proceeds remaining after clauses (w) and (x), based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if such Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under the General Corporation Law governing distributions to stockholders and (z) fourth, redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. Prior to the distribution or redemption provided for in this Section 2.5.6, the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

(b) In the event of a redemption pursuant to Subsection 2.5.6(a), the Corporation shall send written notice of such redemption (the “Redemption Notice”) to each holder of record of Preferred Stock not less than fifteen (15) days prior to such redemption, which Redemption Notice shall state (i) the number of shares of Preferred Stock held by the holder that the Corporation shall redeem on the redemption date specified in the Redemption Notice, (ii) the redemption date and the amount of Available Proceeds to be distributed to such holder, and (iii) for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

(c) On or before the applicable redemption date with respect to a redemption pursuant to Subsection 2.5.6(a), each holder of shares of Preferred Stock to be redeemed on such redemption date, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the amount of Available Proceeds payable for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder.

3. Voting.

3.1 General. Provided that any shares of Preferred Stock remain outstanding, then on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law, holders of Preferred Stock shall vote together with the holders of Class A Common Stock, and with the holders of any other series of Preferred Stock the terms of which so provide as a single class.

3.2 Notwithstanding anything to the contrary in this Restated Certificate, except as otherwise specifically set forth in this Restated Certificate, the Series A Preferred Stock and the Series A-1 Preferred Stocks shall be deemed to be one class for all purposes and intents and shall, without limitation, have identical rights, preferences, privileges and restrictions; and except as otherwise specifically set forth in this Amended and Restated Certificate a separate class vote of the Series A Preferred Stock and separate class vote of the Series A -1 Preferred Stock shall not be required in connection with any action or transaction, including, without limitation, any Deemed Liquidation and/or liquidation event, or in order to amend this Amended and Restated Certificate or to amend or waive any of the rights, preferences, privileges and restrictions that apply to the Series A Preferred Stock and that also apply to the Series A-1 Preferred Stock and in no event shall the Series A-1 Preferred Stock confer upon their holders the right to any separate class meeting or the right to any class vote.

3 .3 Board of Directors.

3.3 .1 Election of Directors. The holders of record of the shares of Series A-2 Preferred Stock, exclusively and as a separate class, shall be entitled to elect three (3) directors of the Corporation (each a “Series A-2 Director” and collectively, the “Series A-2 Directors”), the holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director (the “Series A Director” and together with the Series A-2 Directors, the “Preferred Directors”), and the holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect three (3) directors of the Corporation (each a “Common Director” and collectively, the “Common Directors”). Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Series A-2 Preferred Stock, Series A Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Subsection 3.4.1, then any directorship not so filled shall remain vacant until such time as the holders of the Series A-2 Preferred Stock, Series A Preferred Stock or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. The holders of record of the shares of Common Stock and of any other class or series of voting stock, exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation (each, a “Remaining Director”). At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 3.3.1, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3.3.1.

3.3.2 Board Voting Structure. On all matters presented to the Board (or any committee thereof) for approval at any meeting of the Board (or any committee thereof) or by written consent without a meeting of the Board (or any committee thereof), each director shall be entitled to one (1) vote with respect to each matter before the Board; provided, however, that if and for so long as there is a vacancy in one (1) or more of the directorships allocated to the Common Directors (a “Common Director Vacancy”); then the then serving Common Director who is the Founder Common Director (as defined in the Amended and Restated Voting Agreement dated as of the Series A-2 Original Issue Date by and among the Corporation and certain of its stockholders (as may be amended from time to time, the “Voting Agreement”), which Voting Agreement was entered into in connection with that certain Series A-2 Preferred Stock Purchase Agreement dated as of the Series A-2 Original Issue Date by and among the Corporation and certain of its stockholders (the “Series A Purchase Agreement’’)), shall, for so long as any such Common Director Vacancy continues, be entitled to cast a number of votes equal to one (1) plus the number of Common Director Vacancies (for a maximum of three (3) votes) on all matters submitted to the Board (or any committee thereof) for a vote. The voting structure of the Board as set forth in this Subsection 3.3.2 shall be referred to as the “Board Voting Structure.” For so long as the Board Voting Structure is effective, every reference in this Restated Certificate, the Corporation’s Bylaws or the General Corporation Law to a majority or other proportion of the Board or of any committee thereof shall refer to a majority or other proportion of the votes of the Board or of such committee. The foregoing provisions of this Subsection 3.3.2 are intended to confer additional voting power on the Common Directors under certain circumstances, in accordance with and as permitted under Section 141 (d) of the General Corporation Law.

3.3.3 Preferred Stock Protective Provisions. At any time when any shares of Series A-2 Preferred Stock are outstanding, the Corporation shall not, and shall ensure that no subsidiary of the Company shall, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent or affirmative vote of the holders of a majority of the then outstanding Series A-2 Preferred Stock, voting together as a single class on an as-converted basis, and which majority shall include Apeiron, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio), and of no force or effect:

(a) liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event, or affect a first underwritten offering of the Company’s Common Stock to the general public pursuant to a registration statement under the US Securities Act of 1933, as amended (or under equivalent securities law of another jurisdiction) (“IPO”), or consent to any of the foregoing;

(b) amend, alter or repeal any provision of this Restated Certificate of Incorporation or Bylaws of the Corporation or of any wholly owned subsidiary of the Corporation;

(c) create, or authorize the creation of, or issue or obligate itself to issue, shares of, or any other security convertible into shares of, any class or series of capital stock other than (i) shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a stock option plan, agreement or arrangement approved by the Board, and (ii) the Exempted Securities set forth in Subsections 4.5.1(d)(vi), 4.5.1(d)(vii) and 4.5.1(d)(viii) below;

(d) increase the authorized number of shares of Common Stock or Preferred Stock (or any series thereof);

(e) reclassify, alter or amend any existing security of the Corporation;

(f) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof; or (ii) repurchases effected pursuant to an exercise of the Company’s right of first refusal that is approved by the Board, including the approval of any then-serving Series A-2 Directors;

(g) create or authorize the creation of any debt security, if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action would exceed $500,000, other than (i) equipment leases, bank lines of credit or trade payables, in each case, incurred in the ordinary course of business, and (ii) any debt security that has received the prior approval of the Board, including the approval of any then-serving Series A-2 Directors;

(h) create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or permit any subsidiary to create, or authorize the creation of, or issue or obligate itself to issue, any shares of any class or series of capital stock, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;

(i) increase the number of shares of the Corporation’s capital stock reserved for issuance pursuant to any of the Corporation’s equity incentive plans; create, adopt, amend, terminate or repeal any equity (or equity-linked) compensation plan or, unless approved by the Board, including the approval of any then-serving Series A-2 Directors, amend or waive any of the material terms of any option or other grant pursuant to any such plan;

(j) hire or terminate the employment of any C-level employee of the Corporation unless approved by the Board, including the approval of any then-serving Series A-2 Directors;

(k) approve an annual operating plan and budget of the Corporation;

(l) any transfer, pledge, or grant of any license (other than in the ordinary course of the Corporation’s business) or limitations on the Company’s material assets;

(m) any interested or related party transaction with the Founder (as defined in that certain Voting Agreement dated as of the Series A-2 Original Issue Date, by and among the Corporation and certain of its stockholders), his family or entities related to them;

(n) otherwise enter into or be a party to any transaction with any director, officer, or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) of any such person, except for transactions made in the ordinary course of business and pursuant to reasonable requirements of the Company’s business and upon fair and reasonable terms that are approved by a majority of the disinterested members of the Board;

(o) increase or decrease the authorized number of directors constituting the Board or change the number of votes entitled to be cast by any director or directors on any matter;

(p) cause or permit any of its subsidiaries to, without approval of the Board of Directors, including a majority of the Preferred Directors, sell, issue, sponsor, create or distribute any digital tokens, cryptocurrency or other blockchain-based assets (collectively, “Tokens”), including through a pre-sale, initial coin offering, token distribution event or crowdfunding, or through the issuance of any instrument convertible into or exchangeable for Tokens; or

(q) amend this Subsection 3.3.3.

3.3.4 Minority Stockholders Protective Provisions. Notwithstanding anything else to the contrary in this Restated Certificate, at any time as long as Ritastar holds at least 4,390,000 shares of Series A Preferred Stock (or Common Stock issued upon conversion thereof) (as adjusted for any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock), the Corporation shall not, and shall ensure that no subsidiary of the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the prior written consent or affirmative vote of Ritastar given in writing or by vote at a meeting, consenting or voting (as the case may be) separately, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a) amend, alter or repeal any of the following provisions of this Restated Certificate of Incorporation:

(i) adversely amend, alter or repeal the rights, preferences and privileges of the Series A Preferred Stock pursuant to this Restated Certificate or the Bylaws of the Corporation in a manner that disproportionately affects the Series A Preferred Stock compared to any other series of Preferred Stock (it being understood that the creation of a new series of Preferred Stock and the granting of additional rights, preferences and privileges to such series shall not be deemed to adversely affect the rights, preferences and privileges of the Series A Preferred Stock); and

(ii) Section 7, as amended hereunder, solely with Respect to Ritastar’s right thereunder.

(b) approve any financing that does not qualify as a Next Financing and pursuant to which the Senior Notes are converted into _ shares of the Corporation’s capital stock;

(c) decrease the authorized number of directors constituting the Board, in such manner which affects Ritastar’s right to appoint one (i) Series A Director; and

(d) consummate or agree to consummate a Sale of the Company (as defined in the Voting Agreement) in which the acquiror is either (i) the Founder (as defined in the Voting agreement), his family or his Affiliates or (b) Apeiron and/or its Affiliates.

4. Conversion.

The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert.

4.1.1 Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such Preferred Stock, into such number of fully-paid, non-assessable shares of Class A Common Stock determined by dividing the Original Issue Price for the relevant Series by the Conversion Price, as defined below, in effect at the time of conversion. The “Conversion Price” for each share of Preferred Stock shall initially, as of the filing of this Restated Certificate, be equal to the Original Issue Price for such series of Preferred Stock. Such initial Conversion Price of each series of Preferred Stock, and the rate at which shares of each series of Preferred Stock may be converted into shares of Class A Common Stock, shall be subject to adjustment as provided below.

4.1.2 Termination of Conversion Rights. In the event of a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

4.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Preferred Stock and, if applicable, any event on which such conversion is contingent and (b), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4.3 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

4.3.2 Reservation of Shares. The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Conversion Price for any series of Preferred Stock below the then par value of the shares of Common Stock issuable upon conversion of such series of Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

4.3.3 Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.3 and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

4.3.4 No Further Adjustment. Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.3.6 Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

4.4 Automatic Conversion. Each Preferred Stock shall automatically be converted into Common Stock in accordance with its applicable Conversion Price upon the earlier of: (i) the consummation of the Company’s IPO or (ii) the affirmative written consent of the Requisite Holder.

4.5 Adjustments to the Conversion Price for Diluting Issues.

4.5.1 Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b) “Series A-2 Original Issue Date” shall mean the date on which the first share of Series A-2 Preferred Stock was issued.

(c) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(d) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the Series A-2 Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i) shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock;

(ii) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5 or 4.6;

(iii) shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a stock option plan, agreement or arrangement approved by the Board, including the approval of any then serving Series A-2 Directors;

(iv) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(v) shares of Common Stock, Options or Convertible Securities issued to (A) banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board, including the approval of a majority of any then serving Series A-2 Directors or (B) holders of those certain senior secured convertible promissory notes (the “Senior Notes”) issued pursuant to that certain Note Purchase Agreement dated on or about January 27, 2022 by and among the Corporation and the other parties thereto (the “NPA”) in connection with the conversion of any such Senior Notes in accordance with their terms;

(vi) shares of Preferred Stock (and the shares of Common Stock issuable upon conversion thereof) issued pursuant to the Series A Purchase Agreement (it being understood that any such issuances of shares of Preferred Stock pursuant to the Series A Purchase Agreement are subject to the consent rights of Apeiron set forth therein);

(vii) up to 2,236,764 shares of Common Stock (as adjusted for any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock) issued pursuant to that certain Class A Common Stock Purchase Agreement dated on or about July 20, 2021 by and among the Corporation and certain of its stockholders; and

(viii) up to 18,897,795 shares of Common Stock (as adjusted for any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock) issued or issuable pursuant to warrants to purchase Common Stock issued by the Corporation on or prior to December 31, 2021.

4.5.2 No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the Requisite Holder agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.5.3 Deemed Issue of Additional Shares of Common Stock.

(a) If the Corporation at any time or from time to time after the Series A-2 Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Subsection 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series A-2 Original Issue Date), are revised after the Series A-2 Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Subsection 4.4.4, the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses

(b) and (c) of this Subsection 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.5.4 Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series A-2 Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issuance or deemed issuance, then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A+ B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a) “CP2” shall mean the Conversion Price in effect immediately after such issuance or deemed issuance of Additional Shares of Common Stock

(b) “CP1” shall mean the Conversion Price in effect immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock;

(c) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issuance or deemed issuance or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued or deemed issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.5.5 Determination of Consideration. For purposes of this Subsection 4.4, the consideration received by the Corporation for the issuance or deemed issuance of any Additional Shares of Common Stock shall be computed as follows:

(a) Cash and Property: Such consideration shall:

(i) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

(iii) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation.

(b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing:

(i) The total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.5.6 Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of Subsection 4.4.4, and such issuance dates occur within a period of no more than ninety (90) days from the first such issuance to the final such issuance, then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.6 Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

4.7 Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Original Issue Price and Series A Liquidation Preference Amount or Series Seed Liquidation Preference Amount, as applicable, of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, Original Issue Price and Series A Liquidation Preference Amount or Series Seed Liquidation Preference Amount, as applicable, of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

5. Mandatory Conversion.

5.1 Trigger Events. Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Class A Common Stock at the then effective Conversion Rate for such shares (a) immediately upon the filing of a registration statement filed under the Securities Act of 1933, as amended, with gross proceeds to the Corporation of not less than $40,000,000; or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Holder (each of the events referred to in (a) and (b) are referred to herein as an “Automatic Conversion Event”), then (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Class A Common Stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Corporation.

5.2 Procedural Requirements. Upon an Automatic Conversion Event, each holder of shares of Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Subsection 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate upon the Automatic Conversion Event (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2. As soon as practicable after the Automatic Conversion Event and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Subsection 4.2, in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

6. Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

7. Waiver. Except as otherwise set forth herein, any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the Requisite Holder, except (i) Ritastar’s or Apeiron’s named rights hereunder and (ii) as otherwise required by the General Corporation Law.

FIFTH: Subject to any additional vote required by the Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any repeal or modification of the foregoing provisions of this Article Tenth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ELEVENTH: The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

If any provision or provisions of this Article Twelfth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Twelfth (including, without limitation, each portion of any sentence of this Article Twelfth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

THIRTEENTH: For purposes of Section 500 of the California Corporations Code (to the extent applicable), in connection with any repurchase of shares of Common Stock permitted under this Certificate of Incorporation from , employees, officers, directors or consultants of the Company in connection with a termination of employment or services pursuant to agreements or arrangements approved by the Board of Directors (in addition to any other consent required under this Certificate of Incorporation), such repurchase may be made without regard to any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined in Section 500 of the California Corporations Code). Accordingly, for purposes of making any calculation under California Corporations Code Section 500 in connection with such repurchase, the amount of any “preferential dividends arrears amount” or “preferential rights amount’’ (as those terms are defined therein) shall be deemed to be zero (0).

* * *

3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4. That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 10th day of March, 2022.

By:	/s/ Trent Ward
Trent Ward, President

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

INTERACTIVE STRENGTH INC.

Interactive Strength Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST:    The name of this corporation is Interactive Strength Inc.

SECOND:    This corporation was originally incorporated pursuant to the General Corporation Law on May 8, 2017, under the name Interactive Strength Inc.

THIRD:    The following amendments to this corporation’s Amended and Restated Certificate of Incorporation have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law, with the approval of such amendments by the Corporation’s stockholders having been given by written consent without a meeting in accordance with Sections 228(d) and 242 of the General Corporation Law:

The first paragraph of Article Fourth of the Amended and Restated Certificate of Incorporation of this corporation is amended and restated to read in its entirety as follows:

“FOURTH:    After giving effect to the Reverse Stock Split (as defined below), the total number of shares of all classes of stock which the Corporation shall have authority to issue is (a) 14,200,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (b) 895,506 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”). As of the effective date of this Amended and Restated Certificate of Incorporation (the “Restated Certificate”) (i) 13,500,000 shares of the authorized Common Stock of the Corporation are hereby designated “Class A Common Stock,” (ii) 700,000 shares of the authorized Common Stock of the Corporation are hereby designated “Class B Common Stock,” (iii) 7,546 shares of the authorized Preferred Stock shall be designated “Series Seed Preferred Stock,” (iv) 2,393 shares of the authorized Preferred Stock shall be designated “Series Seed-1 Preferred Stock,” (v) 1,666 shares of the authorized Preferred Stock shall be designated “Series Seed-2 Preferred Stock,” (vi) 248 shares of the authorized Preferred Stock shall be designated “Series Seed-3 Preferred Stock,” (vii) 140 shares of the authorized Preferred Stock shall be designated “Series Seed-4 Preferred Stock,” (viii) 3,414 shares of the authorized Preferred Stock shall be designated “Series Seed-5 Preferred Stock,” (ix) 815 shares of the authorized Preferred Stock shall be designated “Series Seed-6 Preferred Stock,” (x) 1,716 shares of the authorized Preferred Stock shall be designated “Series Seed-7 Preferred Stock,” (xi) 4,410 shares of the authorized Preferred Stock shall be designated “Series Seed-8 Preferred Stock,” (xii) 18,480 shares of the authorized Preferred Stock shall be designated “Series Seed-9 Preferred Stock,” (xiii) 2,171 shares of the authorized Preferred Stock shall be designated “Series Seed-10 Preferred Stock,” (xiv) 86,693 shares of the authorized Preferred Stock shall be designated “Series A Preferred Stock,” (xv) 10,208 shares of the authorized Preferred Stock shall be designated “Series A-1 Preferred Stock,” and (xvi) 755,606 shares of the authorized Preferred

Stock shall be designated “Series A-2 Preferred Stock.” The shares of Series Seed Preferred Stock, Series Seed-1 Preferred Stock, Series Seed-2 Preferred Stock, Series Seed-3 Preferred Stock, Series Seed-4 Preferred Stock, Series Seed-5 Preferred Stock, Series Seed-6 Preferred Stock, Series Seed-7 Preferred Stock, Series Seed-8 Preferred Stock, Series Seed-9 Preferred Stock and Series Seed-10 Preferred Stock are collectively referred to as the “Series Seed Preferred” and the shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock are collectively referred to as the “Series A Preferred.”

Contingent and effective upon the filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware (the “Effective Time”) and without any further action on the part of the Corporation or any stockholder, (i) each one hundred fifty (150) shares of Class A Common Stock, $0.0001 par value per share, that is issued and outstanding prior to the Effective Time shall be automatically combined and converted into one (1) share of Class A Common Stock, $0.0001 par value per share, (ii) each one hundred fifty (150) shares of Class B Common Stock, $0.0001 par value per share, that is issued and outstanding prior to the Effective Time shall be automatically combined and converted into one (1) share of Class B Common Stock, $0.0001 par value per share, (iii) each one hundred fifty (150) shares of Series Seed Preferred Stock, $0.0001 par value per share, that is issued and outstanding prior to the Effective Time shall be automatically combined and converted into one (1) share of Series Seed Preferred Stock, $0.0001 par value per share, (iv) each one hundred fifty (150) shares of Series Seed-1 Preferred Stock, $0.0001 par value per share, that is issued and outstanding prior to the Effective Time shall be automatically combined and converted into one (1) share of Series Seed-1 Preferred Stock, $0.0001 par value per share, (v) each one hundred fifty (150) shares of Series Seed-2 Preferred Stock, $0.0001 par value per share, that is issued and outstanding prior to the Effective Time shall be automatically combined and converted into one (1) share of Series Seed-2 Preferred Stock, $0.0001 par value per share, (vi) each one hundred fifty (150) shares of Series Seed-3 Preferred Stock, $0.0001 par value per share, that is issued and outstanding prior to the Effective Time shall be automatically combined and converted into one (1) share of Series Seed-3 Preferred Stock, $0.0001 par value per share, (vii) each one hundred fifty (150) shares of Series Seed-4 Preferred Stock, $0.0001 par value per share, that is issued and outstanding prior to the Effective Time shall be automatically combined and converted into one (1) share of Series Seed-4 Preferred Stock, $0.0001 par value per share, (viii) each one hundred fifty (150) shares of Series Seed-5 Preferred Stock, $0.0001 par value per share, that is issued and outstanding prior to the Effective Time shall be automatically combined and converted into one (1) share of Series Seed-5 Preferred Stock, $0.0001 par value per share, (ix) each one hundred fifty (150) shares of Series Seed-6 Preferred Stock, $0.0001 par value per share, that is issued and outstanding prior to the Effective Time shall be automatically combined and converted into one (1) share of Series Seed-6 Preferred Stock, $0.0001 par value per share, (x) each one hundred fifty (150) shares of Series Seed-7 Preferred Stock, $0.0001 par value per share, that is issued and outstanding prior to the Effective Time shall be automatically combined and converted into one (1) share of Series Seed-7 Preferred Stock, $0.0001 par value per share, (xi) each one hundred fifty (150) shares of Series Seed-8 Preferred Stock, $0.0001 par value per share, that is issued and outstanding prior to the Effective Time shall be automatically combined and converted into one (1) share of Series Seed-8 Preferred Stock, $0.0001 par value per share, (xii) each one hundred fifty (150) shares of Series Seed-9 Preferred Stock, $0.0001 par value per share, that is issued and outstanding prior to the Effective Time shall be automatically combined and converted into one (1) share of Series Seed-9 Preferred Stock, $0.0001 par value per share, (xiii) each one hundred fifty (150) shares of Series Seed-10 Preferred Stock, $0.0001 par value per share, that is issued and outstanding prior to the Effective Time shall be automatically combined and converted into one (1) share of Series Seed-10 Preferred Stock, $0.0001 par value per share, (xiv) each one hundred fifty (150) shares of Series A Preferred Stock, $0.0001 par value per share, that is issued and outstanding prior to the Effective Time shall be automatically combined and converted into one (1) share of Series A Preferred Stock, $0.0001 par value per share, (xv) each one hundred fifty (150) shares of Series A-1 Preferred Stock, $0.0001 par value per share, that is issued and outstanding prior to the Effective Time shall be automatically combined and converted into one (1) share of Series A-1 Preferred Stock, $0.0001 par value per share, and (xvi) each one hundred fifty (150) shares of Series A-2 Preferred Stock, $0.0001 par value per share, that is issued and outstanding prior to the Effective Time shall be automatically combined and converted into one (1) share of Series A-2 Preferred Stock, $0.0001 par value per share (collectively, the “Reverse Stock Split”). No fractional share shall be issued in connection with the foregoing combination of the shares pursuant to the Reverse Stock Split. The Corporation will pay in cash the fair value of such fractional shares, without interest and as determined in good faith by the Board of Directors of the Corporation (the “Board”) when those entitled to receive such fractional shares are determined. The Reverse Stock Split shall occur automatically without any further action by the holders of Common Stock, and whether or not the certificates representing such shares have been surrendered to the Corporation; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable as a result of the Reverse Stock Split unless the existing certificates evidencing the applicable shares of stock prior to the Reverse Stock Split are either delivered to the Corporation, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed, and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.”

Article Fourth, Part B, Sections 3.3.1 and 3.3.2 of the Amended and Restated Certificate of Incorporation of this corporation are amended and restated to read in their entirety as follows:

“3.3.1    Election of Directors. The holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect seven (7) directors of the Corporation (each a “Common Director” and collectively, the “Common Directors”). Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Common Stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Subsection 3.3.1, then any directorship not so filled shall remain vacant until such time as the holders of the Common Stock elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. The holders of record of the shares of Common Stock and of any other class or series of voting stock, exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation (each, a “Remaining Director”). At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 3.3.1, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3.3.1.

3.3.2    Board Voting Structure. On all matters presented to the Board (or any committee thereof) for approval at any meeting of the Board (or any committee thereof) or by written consent without a meeting of the Board (or any committee thereof), each director shall be entitled to one (1) vote with respect to each matter before the Board; provided, however, that if and for so long as there is a vacancy in one (1) or more of the directorships allocated to the CEO Director (as defined in the Amended and Restated Voting Agreement dated as of the Series A-2 Original Issue Date by and among the Corporation and certain of its stockholders (as may be amended from time to time, the “Voting Agreement”), which Voting Agreement was entered into in connection with that certain Series A-2 Preferred Stock Purchase Agreement dated as of the Series A-2 Original Issue Date by and among the Corporation and certain of its stockholders (the “Series A Purchase Agreement”)) or the Ward Designees (as defined in the Voting Agreement) (a “Common Director Vacancy”), then the then serving Common Director who is the Founder Common Director (as defined in the Voting Agreement),, shall, for so long as any such Common Director Vacancy continues, be entitled to cast a number of votes equal to one (1) plus the number of Common Director Vacancies (for a maximum of three (3) votes) on all matters submitted to the Board (or any committee thereof) for a vote. The voting structure of the Board as set forth in this Subsection 3.3.2 shall be referred to as the “Board Voting Structure.” For so long as the Board Voting Structure is effective, every reference in this Restated Certificate, the Corporation’s Bylaws or the General Corporation Law to a majority or other proportion of the Board or of any committee thereof shall refer to a majority or other proportion of the votes of the Board or of such committee. The foregoing provisions of this Subsection 3.3.2 are intended to confer additional voting power on the Common Directors under certain circumstances, in accordance with and as permitted under Section 141(d) of the General Corporation Law.”

All references to “Series A-2 Directors” in Article Fourth, Part B of the Amended and Restated Certificate of Incorporation of this corporation are amended and restated to read as follows: “Apeiron Directors (as defined in the Voting Agreement).”

All references to “Series A Director” in Article Fourth, Part B of the Amended and Restated Certificate of Incorporation of this corporation are amended and restated to read as follows: “Ritastar Director (as defined in the Voting Agreement).”

All references to “Preferred Directors” in Article Fourth, Part B of the Amended and Restated Certificate of Incorporation of this corporation are amended and restated to read as follows: “Investor Directors (as defined in the Voting Agreement).”

IN WITNESS WHEREOF, this corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be signed by its President this 30th day of December, 2022.

/s/ Trent Ward
Trent Ward, President